Exhibit 5.1


                           WEIL, GOTSHAL & MANGES LLP
                         100 Crescent Court, Suite 1300
                            Dallas, Texas 75201-6950
                                 (214) 746-7700



                                 December 17, 1997


Arch Petroleum Inc.
777 Taylor Street, Suite II
Fort Worth, Texas  76102


Ladies and Gentlemen:

      We have acted as counsel to Arch Petroleum Inc. (the "Company") in connection with the preparation and filing by the Company of a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about December 17, 1997 (the "Registration Statement"), under the Securities Act of 1933, as amended, with respect to the offer and sale by the Company of up to 1,635,044 shares (the "Registered Shares") of the common stock, par value $.01 per share, of the Company issuable upon the exercise of stock options (the "Stock Options") granted pursuant to the Company's 1993 Stock Option Plan (the "Plan"). Capitalized terms defined in the Plan and used but not otherwise defined herein are used herein as so defined.

            In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Plan and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

            In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.




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Arch Petroleum Inc.
December 17, 1997
Page 2


            Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that when the Registered Shares are issued and delivered against receipt of payment therefor in accordance with the terms of the Plan, such Registered Shares will be validly issued, fully paid and nonassessable.

            The opinions expressed herein are limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

            We consent to the use of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,

                                /S/ Weil, Gotshal & Manges LLP



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